                                     DRAFT

November 2, 2001

FOR IMMEDIATE RELEASE

Contacts: Bryan J. Carey, Consolidated Container Co., 972-518-9163

    IRVING, TX, (November 2, 2001) Irving, TX -Consolidated Container Company announced today that it expects to report weaker than expected results for the third quarter and will be in violation of the financial covenants of its senior credit agreement. The company will be seeking a waiver from its banks and expects to receive the waiver prior to reporting third quarter results on November 14, 2001.

    Bryan Carey, Chief Financial Officer of Consolidated Container Company, commented, "On a preliminary basis, we expect to report revenues of
$203 million and EBITDA before non-recurring costs of $20 million for the quarter ended September 30, 2001. In addition, on a preliminary basis, we expect to have approximately $12 million in one-time costs comprised of approximately $4 million of restructuring costs related to organizational and management changes during the third quarter and costs to relocate the company's headquarters to Atlanta, GA; $5 million of other non-recurring costs including the costs for settling contractual claims by certain customers as a result of our delay in reaching contracted volumes of production at certain plants; and about $3 million of other non-recurring expenses relating to customer claims and startup costs. Including the restructuring and other non-recurring costs, the company expects to report a loss for the third quarter of approximately
$16 million. We have continued to experience a higher level of operating costs as a result of plant consolidations and the operating costs for facilities which
are and will be handling new business.   In addition, in the third quarter we
experienced higher material and labor costs as we began production on several new business projects. While these costs have led to disappointing financial performance, many of the costs are related to growth initiatives. Given the non-recurring costs as well as the start up costs and disruption from the new business we will be seeking a waiver from our bank group. In addition, we will be working with the bank group to amend the financial covenants to reflect the current level of profitability."

    Steve Macadam, President and Chief Executive Officer, stated, "In the last 18 months previous management initiated 9 capital projects with major customers totaling nearly $70 million of investment capital. While these projects are attractive and will enhance long-term value, the company has not had the operating capability and resources to bring on these complex and demanding projects. As a result of the start-up disruptions, in many cases we are disappointing customers and are working to rectify this situation immediately."

    Macadam continued, "Fortunately, we are experiencing healthy volumes in our core business and actually volume across the company has increased by more than 5% in the quarter. We are devoting resources to absorb the impact of the new business and are working toward building an organization which is capable of driving manufacturing excellence and improved customer service. We expect to see a return to normalized levels of profitability. Given the complexity of these projects, as well as the need to bolster resources, it will be several quarters before we see meaningful improvement in operating profits."

    The company will provide an update on the status of its bank agreement when it reports results on November 14.

    Consolidated Container Company is a leading U.S. developer, manufacturer and marketer of blow-molded rigid plastic containers for the beverage, consumer and industrial markets. The company was created in 1999 through the merger of Reid Plastics Holdings with the domestic plastic packaging operations of Suiza Foods Corporation.

    This press release contains statements, estimates or projections, not historical in nature, that may constitute "forward-looking statements" as defined under U.S. federal securities laws. These statements, which speak only as of the date given, are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks are discussed in our Company's filings with the Securities and Exchange Commission including our Annual Report on Form 10-K, which filings are available from the SEC.